 NOTE: CERTAIN CONFIDENTIAL TECHNICAL AND COMMERCIAL INFORMATION HAS BEEN
    REDACTED FROM THIS EXHIBIT.  ALL SUCH REDACTED INFORMATION IS ON FILE
                                WITH THE SEC.



     NOTE: ASTERISK OR ASTERISKS [* * * *] INDICATE INFORMATION FOR WHICH
                    CONFIDENTIAL TREATMENT HAS BEEN SOUGHT


                                    AGREEMENT

         AGREEMENT, dated as of October 1, 1999, between B2BSTORES.COM INC., a Delaware corporation having its principal offices at 249 East Ocean Boulevard, Long Beach, California 90802 ("B2B"), and ENVIRO-CLEAN OF AMERICA, INC., a Nevada corporation having its principal offices at 211 Park Avenue, Hicksville, New York 11801 ("Enviro-Clean") .

         WHEREAS, Enviro-Clean owns and operates a web site at www.b2bgoods.com ("EC Site");

         WHEREAS, Enviro-Clean sells products in the categories set forth on
Schedule 1 hereto through the EC Site and traditional distribution channels (collectively, the "EC Products");

         WHEREAS, B2B owns and operates a web site at www.b2bstores.com ("B2B Site") through which its provides businesses with access to product and service offerings, auctions, community functions, and business information;

         WHEREAS, EC is a principal stockholder of B2B;

         WHEREAS, B2B desires to sell EC Products through the B2B Site; and

         WHEREAS, EC desires to process all e-commerce transactions generated at the EC Site through B2B's e-commerce backbone (the "E-Commerce System").

         IT IS AGREED:

         1. Term. Subject to earlier termination pursuant to Section 10, this Agreement shall remain in force and effect until October 1, 2004.

         2.       Sale of EC Products through B2B Site.

                  (a) During the term of this Agreement, B2B shall be entitled to offer for sale, and to sell, through the B2B Site, any and all EC Products. The price to be charged by B2B to its customers for each EC Product sold through the B2B Site shall be established by B2B in its sole discretion.

                  (b) Enviro-Clean shall provide B2B with a full copy of its product offerings and inventory database in electronic format, together with weekly updates, including any EC Products that are not offered by EC through the EC Site. Enviro-Clean shall cooperate with B2B, and take all necessary action directed by B2B, to ensure that electronic data, including components of the EC Site, such as HTMLs, needed to feature, depict and otherwise describe all available EC Products are made available at the B2B Site without the need for hyperlinking or other customer action that would take the customer outside of the B2B Site.

                  (c) All orders for EC Products placed through the B2B Site shall be processed through the E-Commerce System and electronically transmitted to Enviro-Clean and its vendors immediately through an interface or interfaces to be established between the E-Commerce System and the electronic systems of Enviro-Clean and its vendors pursuant to Section 4.

                  (d) Enviro-Clean shall supply, package and ship, or cause its vendors to supply, package and ship, to B2B's customers all EC Products purchased through the B2B Site and shall use its commercial best efforts to ensure that each order is processed and shipped within one business day from the date it is placed through the B2B Site. Enviro-Clean shall be responsible for the payment of all costs to vendors, suppliers, packagers and carriers. Enviro-Clean shall use (and shall instruct its vendors to use) such carriers as directed by B2B for the delivery to customers of EC Products purchased through the B2B Site. Enviro-Clean shall deliver to B2B written notice of any shipping rate changes and the effective date of such changes as soon as practicable after notification of Enviro-Clean of same by carriers. Enviro-Clean shall report lost shipments when reported by carrier, to the extent to which said carrier notifies Enviro-Clean. Enviro-Clean shall provide support for tracking shipments made via carrier that has tracking capabilities (e.g. Federal Express). B2B shall obtain title to each EC Product once it is placed in the possession of a carrier.

                  (e) Notwithstanding anything to the contrary contained herein:
(i) B2B shall be responsible for additional shipping and handling costs associated with shipments not originally delivered as a result of incorrect customer addresses provided through the B2B Site; (ii) Enviro-Clean shall be responsible for additional shipping and handling costs associated with misshipments resulting from errors or omissions committed by it or its vendors and for damaged goods; (iii) if a B2B customer cancels the order as a result of the misshipment (other than as a result of error inputted by the customer at or generated through the B2B Site) or damaged goods, Enviro-Clean shall be responsible for the original shipping and handling costs; and (iv) B2B shall be responsible for shipments lost through carrier error.

                  (f) Enviro-Clean shall track and report product return information to B2B electronically through the E-Commerce System in order that B2B may appropriately credit accounts and communicate with its customers.
[* * * *]
                  (g) B2B shall be responsible for all credit authorizations for its customers. B2B shall be responsible for all invoicing and collections, including collection of applicable sales tax, and credit fraud, with respect to its customers.

                  (h) Enviro-Clean shall deliver to B2B within 10 days of the end of each month an invoice in an amount equal to the Enviro-Clean Costs (as defined below) setting forth for each of the categories of EC Products listed on
Schedule 1 ("Categories") (i) the quantities of products in such Category ordered through the B2B Site and actually supplied and shipped by Enviro-Clean and its vendors during such month, and (ii) the amounts paid by Enviro-Clean (i.e., Enviro-Clean's actual per-unit cost, giving effect to any discounts ) to
(A) vendors for such products ("Stocking Cost"), (B) packagers for the packaging of such products and (C) carriers for the delivery of such products to customers (collectively, the "Enviro-Clean Costs"). B2B shall pay Enviro-Clean within 10 days of receipt of each invoice an amount equal to the Enviro-Clean Costs. Upon reasonable request by B2B, Enviro-Clean shall give B2B's officers and accountants access to the books and records of Enviro-Clean to confirm the information contained in any such statement.

                  (i) B2B shall deliver to Enviro-Clean within 45 days of the end of each calendar quarter a statement setting forth the revenues collected by B2B from the sale of EC Products in each Category through the B2B Site during such quarter, net of all returns and uncollected customer payments which have not yet been credited ("Category Revenues"). At the time each quarterly statement is delivered to Enviro-Clean, B2B shall also deliver a payment equal to (x) the Category Revenues generated during the quarter, multiplied by (y) the corresponding percentage set forth on Schedule 1. Upon reasonable request by Enviro-Clean, B2B shall give Enviro-Clean's officers and accountants access to the books and records of B2B to confirm the information contained in any invoice.

         3.       Vendor Management Services.

                  (a) During the term of this Agreement, B2B will provide Enviro-Clean with vendor management and order processing services for the EC Site ("Vendor Management Services"), pursuant to which all orders for EC Products placed through the EC Site shall be routed to the E-Commerce System. The E-Commerce System will then process all such orders, process customer credit authorizations, electronically forward orders to the appropriate vendors and create customer invoicing. B2B and Enviro-Clean will mutually agree upon all detailed final specifications and subsequent modifications (the "Specifications") for the Vendor Management Services. All such Specifications shall be in writing and set forth on Schedule 2 hereto, as amended from time to time, and incorporated by reference into this Agreement.

                  (b) The E-Commerce System, as it exists today and at any time in the future, including any general enhancements to the E-Commerce System and/or the Vendor Management Services, as well as new features that B2B incorporates into the E-Commerce System, Vendor Management Service and/or other portions of its e-commerce processing or vendor management systems, regardless of whether they are initiated by B2B or any other party or developed by B2B or any other party at the request of Enviro-Clean or any vendor or other third party, shall remain the exclusive proprietary property of B2B.

                  (c) The Vendor Management Services will be available to Enviro-Clean twenty-four (24) hours a day, seven (7) days a week.
Notwithstanding the foregoing, B2B reserves the right upon reasonable notice to Enviro-Clean to limit or curtail holiday or weekend availability of the Vendor Management Services when necessary for system upgrades, adjustments, maintenance or other operational considerations.

                  (d) B2B shall provide such onsite training and other assistance as the parties reasonably deem necessary to assure that Enviro-Clean's personnel are able to make effective use of the Vendor Management Services. On-site training shall take place at such times and places as are mutually agreeable to the parties. All costs associated with such training (including travel and materials) shall be shared equally between the parties.

                  (e) Enviro-Clean will timely supply B2B, in a form acceptable to B2B, with all data necessary for B2B to perform the Vendor Management Services. It is the sole responsibility of Enviro-Clean to insure the completeness and accuracy of such data. B2B acknowledges that all records, data, files and other input material relating to Enviro-Clean are confidential and shall take reasonable steps to protect the confidentiality of such records, data, files and other materials. B2B will provide reasonable security safeguards to limit access to

Enviro-Clean's files and records to Enviro-Clean and other authorized parties. B2B will take reasonable steps to protect against the loss or alteration of Enviro-Clean's files, records and data retained by B2B, but Enviro-Clean recognizes that events beyond the control of B2B may cause such loss or alteration. B2B will maintain backup file(s) containing all the data, files and records related to Enviro-Clean. Enviro-Clean's file(s), records and data shall, at no cost to Enviro-Clean, be released to Enviro-Clean on an occurrence that renders B2B unable to perform hereunder, or upon the termination of this Agreement as provided herein. B2B acknowledges that all records, data, files and other input material relating to Enviro-Clean and its customers are the exclusive property of Enviro-Clean. Notwithstanding the foregoing, B2B may use such information for the compilation of general demographic statistics that it may use to attract other vendor management services clients or advertisers.

                  (f) Enviro-Clean shall be responsible for the payment of all federal, state or local sales, use, excise, ad valorem or personal property taxes assessed in connection with purchases by its customers through the EC Site. Enviro-Clean shall be responsible for all collections, including collection of applicable sales tax, with respect to its customers. Enviro-Clean shall be responsible for all credit fraud perpetrated through the EC Site.

                  (g) Enviro-Clean shall comply at all times with all applicable laws and regulations relating to the provision of e-commerce, content, information or other products or services over the Internet. Enviro-Clean acknowledges that B2B exercises no control whatsoever over the content contained in or passing through the EC Site, and that it is the sole responsibility of Enviro-Clean to ensure that the information it transmits and receives complies with all applicable laws and regulations.

                  (h) Within 20 business days of the date hereof (the last day of this period being referred to as the "Insurance Due Date"), Enviro-Clean shall obtain (and keep in full force and effect during the term of this Agreement): (i) comprehensive general liability insurance in an amount not less than $3 million per occurrence for bodily injury and property damage; (ii) employer's liability insurance in an amount not less than $1 million per occurrence; and (iii) workers' compensation insurance in an amount not less than that required by applicable law. On or prior to the Insurance Due Date, Enviro-Clean will furnish B2B with certificates of insurance which evidence the minimum levels of insurance set forth above, and will notify B2B in writing in the event that any such insurance policies are canceled. Enviro-Clean agrees that on or prior to the Insurance Due Date, Enviro-Clean will cause its insurance provider(s) to name B2B as an additional insured and notify B2B in writing of the effective date thereof.

                  (i) Enviro-Clean shall deliver to B2B within 45 days of the end of each calendar quarter a statement setting forth the amount of (i) "EC Site Revenues" and (ii) "Gross Profits." "EC Site Revenues" shall mean any and all revenues generated by Enviro-Clean through the EC Site during such quarter, including the sale of products and services through the EC Site, the placement of advertising on the EC Site, and the implementation of "click-through" features. "Gross Profits" shall mean EC Site Revenues, less the costs of purchasing products sold on the EC Site during the quarter from primary vendors and packaging and delivering such products to customers. At the time each quarterly statement is delivered to B2B, Enviro-Clean shall also deliver a payment equal to [* * * *]

         4.       Technology Integration.

                  (a) B2B shall pay for, oversee and supervise the design, implementation and installation of all software, protocols and interfaces necessary to integrate the E-Commerce System, the B2B Site, the EC Site and the related e-commerce, electronic ordering, inventory management, processing systems and other systems of B2B, Enviro-Clean and Enviro-Clean's vendors to ensure that the services to be rendered under this Agreement can be rendered as contemplated.

                  (b) Enviro-Clean shall cooperate with B2B, and take all necessary actions directed by B2B, to ensure that all systems of B2B, Enviro-Clean and Enviro-Clean's vendors are properly integrated and interconnected as necessary to render the services contemplated under this Agreement.

                  (c) All interfaces and other integrating technologies, adaptions and improvements and related software, protocols and codes designed, created or authored by B2B or any of its contractors shall be the sole property of B2B.

                  (d) Enviro-Clean shall be responsible for obtaining, at its cost and expense, all consents of its primary vendors necessary for the integration of systems and for the transactions contemplated by this Agreement.

                  (e) Both parties shall strive for maximum security of transaction information being transferred through electronic interfaces. Neither party shall use transaction information for any purpose except to render the services contemplated by this Agreement.

                  (f) The parties shall retain electronic transaction data for a minimum of twelve (12) months from the date it is first generated.

         5.       Confidential Information.

                  (a) Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology and products, including the terms and conditions of this Agreement ("Confidential Information"). Confidential Information will include, but not be limited to, each party's proprietary software and customer information. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors on a need to know basis), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such Confidential Information.

                  (b) Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party;
(iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

         6.       Representations and Warranties.

                  (a) Enviro-Clean represents and warrants that:

                           (i) The EC Products and EC's delivery of the services contemplated by Section 2 and use of the services contemplated by
         Section 3 of this Agreement do not and will not, during the term of this Agreement, violate any applicable laws or regulations.

                          (ii) Enviro-Clean owns or has the right to use all material contained in the EC Site, including all text, graphics, sound, video, programming, scripts and applets; and

                         (iii) The production, distribution and transmission of the EC Site, or any information or materials contained in it does not:
         (A) infringe or misappropriate any copyright, patent, trademark, trade secret or any other proprietary rights of a third party; or (B) constitute false advertising, unfair competition, defamation, an invasion of privacy or violate a right of publicity.

                  (b)      B2B represents and warrants that:

                           (i) B2B's use of the services contemplated by Section 2 and delivery of the services contemplated by Section 3 of this Agreement do not and will not, during the term of this Agreement, violate any applicable laws or regulations.

                          (ii) B2B owns or has the right to use the E-Commerce System for the delivery of the services contemplated by this Agreement.

                         (iii) The production, distribution and transmission of the B2B Site, or any information or materials contained in it does not:
         (A) infringe or misappropriate any copyright, patent, trademark, trade secret or any other proprietary rights of a third party; or (B) constitute false advertising, unfair competition, defamation, an invasion of privacy or violate a right of publicity.

         7.       Non-Competition.

                  (a) During the term of this Agreement, neither Enviro-Clean nor any of its subsidiaries or affiliates (other than B2B) either directly or through other persons or entities shall sell any products or services through the Internet or any proprietary online service other than products in the Categories set forth on Schedule 1.

                  (b) During the term of this Agreement, neither Enviro-Clean nor any of its subsidiaries or affiliates (other than B2B) either directly or through other persons or entities shall sell any EC Products through the Internet or any proprietary online service other than through the EC Site and the B2B Site pursuant to this Agreement.

                  (c) During the term of this Agreement, neither Enviro-Clean nor any of its subsidiaries or affiliates (other than B2B) either directly or through other persons or entities shall create, design, establish or operate any web site or any proprietary online channel or other interactive service the primary purpose of which is to provide businesses with integrated online availability of product and service offerings, business information and content and community functions, such as chat rooms and bulletin boards.

                  (d) During the term of this Agreement, both parties' agree not to directly solicit for employment any employee of the other party. It is acknowledged by both parties that Richard Kandel is an employee of each party.

         8.       Indemnification.

                  (a) Enviro-Clean shall indemnify and hold harmless B2B and its officers, directors and employees ("B2B Indemnitees") from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the B2B Indemnitees, arising from or in connection with (i) the breach of any of Enviro-Clean's representations, warranties or covenants contained in this Agreement, (ii) any content presented on the EC Site, except to the extent such content was provided by B2B or (iii) the operation of the EC Site, including without limitation, improper use of software and infringement of patents or other intellectual property.

                  (b) B2B shall indemnify and hold harmless Enviro-Clean and its officer, directors and employees (the " EC Indemnitees") from and against, and shall reimburse them for, any losses, claims, damages and liabilities (including costs and expenses attendant thereto, including reasonable attorneys' fees) which may be sustained, suffered or incurred by the EC Indemnitees, arising from or in connection with (i) the breach of any of B2B's representations, warranties or covenants contained in this Agreement, and (ii) any content presented on the B2B Site, except to the extent such content was provided by Enviro-Clean or its vendors.

                  (c) A party required to make an indemnification payment pursuant to this Section ("Indemnifying Party") shall have no liability to make such payment unless the party or parties entitled to receive such indemnification payment (each an "Indemnified Party") gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether the claim is a third-party claim or a direct claim of the Indemnified Party against the Indemnifying Party.

                  (d) If an Indemnified Party becomes aware of a third-party claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall, with reasonable promptness, notify in writing the Indemnifying Party of such claim, identifying the basis for such claim and the amount or the estimated amount thereof to the extent then determinable which estimate shall not be conclusive of the final amount of such claim (the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and expenses of such counsel with regard thereto; provided further, however, that any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) included both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by any party without the prior written consent of the other party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party if such claim is not exclusively for monetary damages.

         9.       Late Payments and Resolution of Payment Disputes.

                  (a) Each party shall be entitled to charge the other party interest at the rate of 10% per annum for any late payments due under the terms of this Agreement. Each party shall be entitled to offset amounts owed to it by the other party under the terms of this Agreement against amounts it owes to such other party.

                  (b) For purposes of the procedures set forth in this section, a "dispute" is a disagreement regarding amounts and timing of payments due under this Agreement that the parties have been unable to resolve by the normal and routine channels ordinarily used for such matters. In order to resolve a dispute, the parties shall first follow the informal and escalating procedures set forth below.

                           (i) The complaining party's representative will notify the other party's representative in writing of the dispute, and the non-complaining party will exercise good faith efforts to resolve the matter as expeditiously as possible.

                          (ii) In the event that such matter remains unresolved thirty (30) days after the delivery of the complainant party's written notice , a senior representative of each party shall meet or confer within ten (10) business days of a request for such a meeting or conference by either party to resolve such matter.

                         (iii) In the event that the meeting or conference specified in (ii) above does not resolve such matter, the senior officer of each party shall meet or confer within ten (10) business days of a request for such a meeting or conference by either party to resolve such matter.

                          (iv) If the parties are unable to reach a resolution of the dispute after following the above procedure, or if either party fails to participate when requested, the parties may proceed in accordance with paragraphs (c)-(e) below.

                  (c) Any dispute shall, after utilizing the procedures in this section , be resolved by final and binding arbitration in New York, New York, before a single arbitrator selected by, and in accordance with, the rules of commercial arbitration of the American Arbitration Association. Each party shall bear its own costs in the arbitration, including reasonable attorneys' fees, and each party shall bear one-half of the cost of the arbitrator.

                  (d) The arbitrator shall have the authority to award such damages as are not prohibited by this Agreement and may, in addition and in a proper case, declare rights and order specific performance, but only in accordance with the terms of this Agreement.

                  (e) Any party may apply to a court of general jurisdiction to enforce an arbitrator's award, and if enforcement is ordered, the party against which the order is issued shall pay the costs and expenses of the other party in obtaining such order, including reasonable attorneys' fees.

         10.      Early Termination.

                  (a) At any time when Enviro-Clean owns less than 10% of the outstanding voting stock of B2B, based on the aggregate number of votes carried by shares of common and preferred stock of B2B outstanding, each party shall have the right to terminate this Agreement by giving 30 days written notice of its election to terminate to the other party.

                  (b) Enviro-Clean may terminate this Agreement upon ten days prior written notice if it experiences Repeated Unavailability of the Vendor Management Services. "Repeated Unavailability" shall mean the unavailability of the Vendor Management Services to process orders placed through the EC Site for a sustained period of four or more hours on three or more occasions during any one calendar month, excluding unavailability as a result of regularly scheduled system maintenance, failures wholly related to error or omission by Enviro-Clean, web hosts, system integrators or communications service providers other than B2B or entities hired or contracted by B2B or Enviro-Clean in connection with the Vendor Management Services, and regional or national Internet or communications outages outside the control of B2B. In no event will B2B be liable to any third party for any claims arising out of or related to Repeated Unavailability for any lost revenue, lost profits, replacement goods, loss of technology, rights or services, incidental, punitive, indirect or consequential damages, loss of data, or interruption or loss of use of service or Enviro-Clean's business, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.

         11.      General Provisions.

                  (a) Neither party shall assign or otherwise transfer this Agreement in whole or in part, or any of the rights and obligations hereunder, either voluntarily or by operation of law, without the other's written consent.

                  (b) Neither party shall be deemed to be in default or have breached any provision of this Agreement solely as a result of any delay, failure in performance or interruption of service resulting directly or indirectly from any act of God, civil or military authority, civil disturbance, war, laws, regulations, acts or orders of any government or agency or official thereof, or any other occurrences beyond the party's reasonable control.

                  (c) No waiver of any provision of this Agreement or of any rights or obligations of either party hereunder shall be effective unless in writing and signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

                  (d) The execution and delivery of this Agreement shall not be deemed to confer any rights or remedies upon, nor obligate any of the parties hereto, to any person or entity other than such parties. Nothing in this Agreement shall cause or be deemed to cause the parties to be partners or joint venturers with, or agent or employees of, each other. The parties are independent contractors, and neither party shall have any right or power to create any obligation or responsibility on behalf of the other party.

                  (e) B2B shall not be liable to Enviro-Clean or to any third party for any loss or damage, whether direct or indirect, resulting from delays or interruptions of service due to mechanical electrical or wire defects or difficulties, storms, strikes, walk-outs, equipment or systems failures, or other causes over which B2B, its affiliates, employees, officers, or agents have no reasonable control, or for loss or damage, direct or indirect, resulting from inaccuracies, erroneous statements, errors of facts, omissions or errors in the transmission or delivery of Vendor Management Services, or any data provided as a part of the Vendor Management Services pursuant to this Agreement, except to the extent caused by the gross negligence or wilful misconduct of B2B.

                  (f) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by nationally recognized overnight courier or by facsimile to the parties at the following addresses and numbers (or at such other address or number for a party as shall be specified by like notice):

                  If to B2B:

                           b2bstores.com Inc. Corporation
                           249 East Ocean Boulevard
                           Long Beach, California 90802
                           Attention:  Chief Executive Officer
                           (Facsimile No: 562/901-2014)

                  with a copy to:

                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, New York 10016
                           Attention:  David Alan Miller, Esq.
                           (Facsimile No:  212/818-8881)

                  If to Enviro-Clean:

                           Enviro-Clean of America, Inc.
                           211 Park Avenue
                           Hicksville, New York 11801
                           Attention: Chairman of the Board
                           (Facsimile No: 516/931-3530)

                  with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld LLP
                           300 Convent Street, Suite 1500
                           San Antonio, Texas 78205
                           Attention: Alan Schoenbaum, Esq.
                           (Facsimile No: 210/224-2035)

                  (g) This Agreement shall be governed by and construed under the law of the State of New York, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of B2B and Enviro-Clean (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement (except arbitrations under Section 9) shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of B2B and Enviro-Clean further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

                  (h) No representations, warranties or agreements, oral or written, express or implied, have been made to any party hereto, except as expressly provided herein. This Agreement shall be binding upon the respective parties hereto and their permitted successors and permitted assigns. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. This Agreement constitutes the entire understanding and agreement between the parties regarding the subject matter of this Agreement, and supersedes all other prior written and oral communications regarding this transaction, and may not be altered, modified or amended except by a written amendment executed by both parties.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date set forth below.


                                          B2BSTORES.COM INC.



                                          By: /s/ Woo Jin Kim
                                             ----------------------------------
                                                Woo Jin Kim
                                                Chief Executive Officer



                                          ENVIRO-CLEAN OF AMERICA CORP.



                                          By: /s/ Randell Davis
                                             -----------------------------------
                                                Randall Davis
                                                President

                                   SCHEDULE 1


Product Categories:
Maintenance, Janitorial and Lunchroom products
Safety and Security products
Office Supplies
Computer Supplies and Data Storage products
Furniture and Accessories


Commission Schedule
Commissions earned by Enviroclean based on the Gross Profit Margin of Enviroclean products sold. The schedule is as follows:

     B2B Gross Profit Margin                   Enviroclean Commission

          [* * * *]                                     0.00%
          [* * * *]                                     1.50%
          [* * * *]                                     2.00%
          [* * * *]                                     3.00%
          [* * * *]                                     4.00%
          [* * * *]                                     5.00%
          [* * * *]                  additional 1% commission for each 5% margin

                                   SCHEDULE 2
                            (As of October 1, 1999)


Specifications

         The E-Commerce System will have functionality identical to that of b2bstores.com, with differences in look, feel content, services and resources only.

         The E-Commerce Systems will be on the website www.b2bgoods.com.

         Functionality similarities will be in the following areas, and the b2bstores.com site will be used as a baseline for features and functionality.

         o Pricing Management
         o Shipping Methods
         o Shipping methods and shipping/handling rates
         o Taxation
         o Discount schedules
         o Specific order information required on each order (i.e. "order header" items)
         o Support for backorder and partial shipments
         o Support for product varieties such as - size, color, style, finish type, captured text fields for imprinting or other use
         o Special instructions, requested delivery date, ship-to location for each product ordered
         o Product Navigation
         o Product Search
         o Detailed Product Descriptions
         o Shopping Cart and Order Processing
         o Online Customer Service
         o Online Help Text